Angie Yang/Evan Pondel

PondelWilkinson, Inc.

Investor Relations

Corporate/Financial Communications

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HOUSE OF TAYLOR JEWELRY

APPOINTS BOB RANKIN AS NEW CHIEF FINANCIAL OFFICER

WEST HOLLYWOOD, Calif., April 13, 2007 -- House of Taylor Jewelry, Inc. (NASDAQ: HOTJ) today announced it has named Bob Rankin as chief financial officer, succeeding Pauline Schneider, who will remain available to the company on a consulting basis.

Rankin, 55, has held senior financial management positions in publicly traded and private companies. Most recently, he was chief financial officer of Small World Kids, Inc., a publicly-traded consumer products company.  During his nearly 30-year professional career, Rankin has been responsible for financial reporting, treasury, investor relations, operations and related management functions, including strategic planning, mergers and acquisitions and financings.  He assumes his new role with House of Taylor Jewelry the day after the filing of the company's 2006 Form 10K-SB.

“Bob has extensive experience and a proven management track record,” said Jack Abramov, president and chief executive officer. “We are confident that his skill set will benefit the company, as we continue to make significant headway with the independent retail channel and review new opportunities, domestically and internationally, to enter the jewelry space in multiple levels with the complementary assistance of our strategic advisor, Financo.

 “Our board of directors and management team are grateful to Pauline for her valued contributions and leadership over the past year and a half – a critical time in which we worked closely as a team in designing and building a solid foundation for the future,” Abramov said. “Pauline has decided to minimize her workload.  She will work with Bob through the transition period, and we are fortunate that she will continue with us as a consultant.”

About House of Taylor Jewelry, Inc.

House of Taylor Jewelry is a Los Angeles-based international jewelry company whose principal shareholders include entities owned by Dame Elizabeth Taylor and Kathy Ireland, along with members of the Abramov family. It serves fine jewelry retailers worldwide with diverse jewelry collections marketed under the brands Elizabeth™, House of Taylor Jewelry™, and Kathy Ireland Jewelry™ Exclusively for House of Taylor Jewelry. More information on the company can be found at www.hotj.com.

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